Exhibit 99.1
        News Release
FOR IMMEDIATE RELEASE
Media Contact:

Sara Banda
Corporate
Media@L3Harris.com
321-306-8927

L3Harris Appoints Ken Sharp Senior Vice President and Chief Financial Officer, Ken Bedingfield President of Missile Solutions

MELBOURNE, Fla., March 2, 2026 — L3Harris Technologies (NYSE: LHX) today announced the appointment of Kenneth (Ken) Sharp as Senior Vice President and Chief Financial Officer (CFO), effective March 16. Kenneth (Ken) Bedingfield will focus exclusively on leading the Missile Solutions segment and rapidly scaling solid rocket motor manufacturing to meet the nation’s urgent missile demand. He will also be responsible for the eventual initial public offering of Missile Solutions.
Sharp, 55, brings more than 30 years of financial leadership in defense and technology, with a proven record of driving growth and strengthening financial operations. He joins L3Harris from national security company Peraton Inc., where he served as Executive Vice President and CFO. Previously, Sharp was CFO of DXC Technology, a publicly traded global IT services company, and CFO of Northrop Grumman’s Defense Systems business. He began his career as an auditor at Ernst & Young and is a veteran of the Marine Corps, having served in Operations Desert Shield and Desert Storm.
“I’m delighted to welcome Ken to our leadership team,” said Christopher Kubasik, Chairman and CEO, L3Harris. “He brings relevant expertise, operational rigor, and a deep appreciation for the responsibility we carry in serving our customers and warfighters. I’d also like to congratulate Ken Bedingfield, who will dedicate his full attention to leading Missile Solutions as it prepares for its initial public offering later this year. His experience, business knowledge and leadership will ensure accelerated production of solid rocket motors for critical defense programs.”
“I am honored to join L3Harris at such an important time for the company and the industry,” said Sharp. “L3Harris has an exceptional portfolio of mission-critical technologies and a strong commitment to innovation. I look forward to working alongside Chris and the leadership team to support our customers’ missions and creating long-term value for all our stakeholders.”

About L3Harris Technologies
L3Harris is the Trusted Disruptor in defense tech. With customers’ mission-critical needs always in mind, our employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security. Visit L3Harris.com for more information.
Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about an initial public offering is forward-looking and is subject to risks and uncertainties, including market conditions, regulatory developments and risks related to the proposed transaction with the Department of War. L3Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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